Exhibit 99.3

Press release dated February 12, 2007

Contact:

A. Clayton Perfall	Brian H. Burke
Chief Executive Officer	Chief Financial Officer
Union Street Acquisition Corp.	Union Street Acquisition Corp.
703-682-0730	703-682-0730

FOR IMMEDIATE RELEASE

UNION STREET ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Alexandria, Virginia, February 12, 2007 – Union Street Acquisition Corp. (AMEX: USQ.U) announced the completion of its initial public offering of 12,500,000 units on Friday, February 9. Each unit consists of one share of common stock and one warrant. The units were sold at a public offering price of $8.00 per unit, generating gross proceeds of $100,000,000 to the Company. The Company has granted to the underwriters a 30-day option to purchase up to an additional 1,875,000 units to cover over-allotments, if any.

Banc of America Securities LLC acted as the sole book-running manager and Morgan Joseph acted as co-manager for the initial public offering. A copy of the prospectus may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment), by email to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York, 10001.

Audited financial statements as of February 9, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Union Street Acquisition Corp. is a newly formed blank check company organized to acquire one or more operating businesses. The Company’s efforts in identifying a prospective target business will be focused on the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors.